Exhibit 10.27

April 17, 2002

Daniel Balbierz
Vice President, Research and Development
RITA Medical Systems Inc.
967 North Shoreline Blvd
Mountain View, CA 94043

Offer Letter Amendment

Dear Dan:

The Board of Directors of RITA Medical Systems, Inc. (the “Company”) has agreed to provide you with certain benefits in the event that your employment is involuntarily terminated. Accordingly, your offer letter from the Company dated March 19, 1998 (the “Offer Letter”) is amended as described below. All other provisions of the Offer Letter that are not modified by this Amendment, including but not limited to, the provision regarding at-will employment, remain in full force and effect.

If the Company or its successor in interest terminates your employment without Cause, (as such term is defined below), then you will be entitled to receive continuation of your then-current monthly base salary for six (6) months following your termination date. This salary continuation shall be contingent upon confirmation to the Company’s satisfaction that you are actively seeking Full-Time Employment, which for purposes of this Amendment shall be defined as at least thirty-five (35) hours per week of compensated labor, including consulting and other work. In the event that you commence Full-Time Employment, your salary continuation will cease. In addition, following the termination of your employment, the Company will pay your COBRA insurance premiums (provided that you elect such coverage) until the earlier of (A) six (6) months following your termination date or (B) the date on which you become eligible for insurance benefits from another employer.

For purposes of this Amendment, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

April 17, 2002

Please sign below to acknowledge and accept the terms of this Amendment and to agree that the terms of this Amendment taken together with the Offer Letter, the Confidential Information and Invention Assignment Agreement dated March 25, 1998 and the Change of Control Agreement dated May 26, 2000, constitute your entire agreement with respect to your employment with the Company.

Sincerely, RITA Medical Systems, Inc.

/S/ BARRY CHESKIN

Barry Cheskin, President and CEO

ACCEPTED	AND AGREED:

/S/ DANIEL BALBIERZ

Daniel Balbierz